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                                                                       EXHIBIT A
PRICING SUPPLEMENT





                                     [LOGO]





                             INTERNATIONAL BANK FOR
                         RECONSTRUCTION AND DEVELOPMENT


                          GLOBAL DEBT ISSUANCE FACILITY


                                    NO. 2421
                                  US$15,000,000
                   CALLABLE VARIABLE INTEREST RATE RANGE NOTES
                              DUE NOVEMBER 7, 2014




                                 Lehman Brothers





             The date of this Pricing Supplement is November 5, 2002

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     This document ("Pricing Supplement") is issued to give details of an issue by the International Bank for Reconstruction and Development (the "Bank") under its Global Debt Issuance Facility.

     This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus dated October 7, 1997, and all documents incorporated by reference therein (the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.


TERMS AND CONDITIONS
     The following items under this heading "Terms and Conditions" are the particular terms which relate to the issue the subject of this Pricing Supplement. These are the only terms which form part of the Notes for such issue:


1.   No.:                                                2421

2.   Aggregate Principal Amount:                         US$15,000,000

3.   Issue Price:                                        100.00 per cent of the Aggregate Principal Amount

4.   Issue (Settlement) Date:                            November 7, 2002

5.   Form of Notes (Condition 1(a)):                     Registered only

6.   Authorized Denomination
     (Condition 1(b)):                                   US$1,000, and integral multiples of U.S. $1,000

7.   Specified Currency (Condition 1(d)):                United States dollars ("US$")

8.   Maturity Date:                                      November 7, 2014

9.   Interest Basis (Condition 5):                       Variable Interest Rate (Condition 5(II))

10.  Basis of Calculation of Interest Amounts,
     (where Conditions 5(II)(b)(i)(A) and
     5(II)(b)(iv) through (vii) do not apply
     (Conditions 5(II)(b))):

     (a)  Calculation of Interest Amounts:               The  Interest  Amount per  Authorized  Denomination
                                                         shall be  determined  by the  Calculation  Agent in
                                                         accordance with the following formulas:

                                                                  For the period from and including
                                                                  November 7, 2002 to but excluding
                                                                  November 7, 2003:
                                                                  6.00% X DR/2DP X AUTHORIZED DENOMINATION

                                                                  For the period from and including
                                                                  November 7, 2003 to but excluding
                                                                  November 7, 2014:
                                                                  8.00% X DR/2DP X AUTHORIZED DENOMINATION

                                                         Where:

                                                         "DR" is the total number of days in the Interest Period
                                                         on which the Relevant Rate is within the Accrual
                                                         Range as determined by the Calculation Agent.

                                                         "DP" means the total number of days in the Interest
                                                         Period.

                                                         "RELEVANT RATE" for any day means 6 month US$
                                                         LIBOR, being the rate for deposits in US$ for
                                                         a period of six months which appears on the Telerate




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


                                                         Page 3750 (or such other page that may replace that
                                                         page on that service or a successor service) at
                                                         11:00 a.m. London time on the seventh Relevant
                                                         Business Day prior to such day. If such rate does not
                                                         appear at the time and on the date specified above, the
                                                         Calculation Agent shall determine the Relevant Rate
                                                         by requesting the principal London office of each of
                                                         four major banks in the London interbank market (the
                                                         "Reference Banks") to provide a quotation for the rate
                                                         at which deposits in U.S. dollars were offered to prime
                                                         banks in the London interbank market for a period of
                                                         six months at approximately 11:00 a.m. London time
                                                         on the seventh Relevant Business Day prior to such
                                                         day. If at least two such quotations are provided, the
                                                         Relevant Rate will be the arithmetic mean of the
                                                         quotations. If only one such quotation is provided, the
                                                         Calculation Agent may determine that such quotation
                                                         shall be the Relevant Rate. If no such quotations are
                                                         provided, and the Calculation Agent determines in its
                                                         sole discretion that no suitable replacement Reference
                                                         Banks who are prepared to quote are available, the
                                                         Calculation Agent shall be entitled to calculate the
                                                         Relevant Rate in its sole discretion, acting in good
                                                         faith and in a commercially reasonable manner.

                                                         "ACCRUAL RANGE" means:

                                                         for each Interest Period within the period from and
                                                         including the Issue Date to but excluding November 7,
                                                         2004, equal to or greater than 0.00% but less than or
                                                         equal to 5.00%;

                                                         for each Interest Period within the period from and
                                                         including November 7, 2004 to but excluding
                                                         November 7, 2006, equal to or greater than 0.00% but
                                                         less than or equal to 6.00%;

                                                         for each Interest Period within the period from and
                                                         including November 7, 2006 to but excluding
                                                         November 7, 2014, equal to or greater than 0.00% but
                                                         less than or equal to 7.00%; and

                                                         ROUNDING

                                                         In applying the formulas described above, the
                                                         Calculation Agent shall round the result of

                                                         6.00% x DR/2DP  OR  8.00% x DR/2DP

                                                         to the nearest one-hundred thousandth of one percent
                                                         prior to multiplying that result by the Authorized
                                                         Denomination.

     (b)  Interest Payments Dates:                       Semi-annually on May 7 and November 7 in each
                                                         year, commencing on May 7, 2003 and ending on the
                                                         Maturity Date.

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


      (c) Calculation Agent:                             Citibank N.A.

11.  Relevant Financial Center:                          New York

12.   Relevant Banking Center                            London

13.  Relevant Business Day:                              London and New York

14.  Issuer's Optional Redemption (Condition 6(e)):      Yes

     (a)  Notice Period:                                 Not less than 10 Relevant Business Days

     (b)  Amount:                                        All and not less than all.

     (c)  Date(s):                                       Semi-annually on May 7 and November 7 in each
                                                         year, commencing on November 7, 2003 and ending
                                                         on May 7, 2014

     (d)  Early Redemption Amount (Issuer):              Principal amount of the Notes to be redeemed, plus
                                                         interest accrued thereon.

     (e)  Notices:                                       So long as Notes are represented by a Registered
                                                         Global Note and the Registered Global Note is held
                                                         on behalf of one or more clearing systems,
                                                         notwithstanding Condition 13, notices to
                                                         Noteholders may be given by delivery of the
                                                         relevant notice to that clearing system for
                                                         communication by it to entitled accountholders.

                                                         Any notice thus delivered to that clearing system shall
                                                         be deemed to have been given to the Noteholders on the day on which the notice is delivered to the clearing system.
15.  Redemption at the Option of the
     Noteholders (Condition 6(f)):                       No

16.  Long Maturity Note (Condition 7(f)):                No

17.  Governing Law of the Notes:                         New York

OTHER RELEVANT TERMS

1.   Listing (if yes, specify Stock Exchange):           No

2.   Details of Clearance System approved by
     the Bank and the Global Agent and
     Clearance and Settlement Procedures:                DTC.  Payment  for the Notes  will be on a delivery
                                                         versus payment basis.

3.   Syndicated:                                         No

4.   Commissions and Concessions:                        The  Dealer  has  arranged  a swap  transaction  in
                                                         connection   with  the  Notes   and  has   received
                                                         compensation for arranging the swap transaction.
5.   Codes:

     (a)  CUSIP:                                         45905UCL6

     (b)  ISIN:                                          US45905UCL61

     (c)  Common Code:                                   015691514



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


6.   Identity of Dealer(s)/Manager(s):                   Lehman Brothers Inc.

7.   Provisions for Registered Notes:

     (a)  Individual Definitive Registered Notes
          Available on Issue Date:                       No. Interests in the DTC Global Note will be
                                                         exchangeable for Definitive Registered Notes only in
                                                         the limited circumstances described in the Prospectus.

     (b)  DTC Global Note:                               Yes; one


The Bank's latest Information Statement was issued on September 17, 2002.

                               RECENT DEVELOPMENTS

     Under new procedures approved by the Executive Directors, the Bank will conduct quarterly reviews of the credit quality of its loan portfolio and determine if any changes in the Accumulated Loan Loss Provision are warranted. After completing the review for the quarter ended September 30, 2002, the Bank has determined that an additional provisioning charge of approximately $249 million will be taken for the quarter. This determination reflects the current assessment of the overall credit quality of the loan portfolio, and it does not reflect any increase in the volume of non-performing loans. For the fiscal year ended June 30, 2002, the Bank's accumulated provision for loan losses was $4.078 billion, constituting about 3.3% of its loans outstanding plus the present value of its exposure under guarantees, and its equity capital to loans ratio was approximately 23%.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This summary supplements and, to the extent inconsistent therewith, supersedes the summary entitled "Tax Matters" in the Offering Circular.

U.S. FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS

         IN GENERAL. The Notes will be taxed under Treasury regulations governing debt instruments that provide for contingent payments (the "CPDI regulations"). The amount of original issue discount accruing on the Notes under the CPDI regulations for any period will not necessarily be the same as the stated interest actually paid on the Notes. As a result, a U.S. Holder might be required to include interest in income in excess of actual cash payments received for certain taxable years. In addition, the character of any gain or loss upon the sale or exchange of the Notes generally will be treated as ordinary income. Any taxable loss generally will be ordinary to the extent of the U.S. Holder's prior ordinary income inclusions with respect to the Notes, and the balance will be treated as capital loss. These rules are set forth in more detail below.

         ACCRUAL OF INTEREST ON THE NOTE. The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

1. the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

2.       divided by the number of days in the accrual period; and



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3.       multiplied by the number of days during the accrual period that the
         U.S. Holder held the Notes

     The "adjusted issue price" of a Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any previously scheduled projected payments, as defined below, with respect to the Notes (whether or not such projected payments were actually made). A Note's issue price is the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters to the public, placement agents or wholesalers.

     The "comparable yield" is the yield we would pay on a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. The "comparable yield" for the Notes, as determined by Lehman Brothers Inc. based on the expected yield on a 12-year note issued by the Bank as part of a $15 million offering and which pays interest semi-annually and is callable semi-annually after the first year, is 5.1% compounded quarterly.

     The CPDI regulations require that we make available to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. This schedule is used to determine the U.S. Holder's interest accruals and adjustments.

     U.S. Holders may obtain the projected payments schedule and current interest factors by submitting a written request for such information to Investor Relations, International Bank for Reconstruction and Development, 1818 H Street, NW, Washington D.C. 20433.

     For United States federal income tax purposes, the U.S. Holder uses the comparable yield and the schedule of projected payments in determining its accruals, and the adjustments thereto described below, in respect of the Notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its projected payment schedule must explicitly disclose this fact and the reason why such U.S. Holder set its own schedule.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

     ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES. If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year.

     If a U.S. Holder receives in a taxable year actual payments with respect to the Notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (i) reduce a Holder's interest income with respect to the Notes for that taxable year, (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of prior interest income (reduced to the extent such interest was offset by prior net negative adjustments), and (iii) to the extent of the remainder, be carried forward to succeeding years and, if unused, treated as a reduction in the amount realized on the sale or retirement of the Notes.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Generally, the sale, exchange or retirement of a Note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange


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or retirement will be equal to the difference between (a) the amount of cash received by the U.S. Holder, and (b) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note on any date will generally be equal to the U.S. Holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals based on the difference between actual payments and projected payments), and decreased by the amount of any projected payments, as defined above, scheduled to have been made through such date. Gain recognized upon a sale, exchange or retirement of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.



The following additional selling restrictions shall apply to the issue:


1.   United Kingdom:                                   Each Dealer is required to comply with all applicable
                                                       provisions of the Financial Services and Markets Act
                                                       2000 with respect to anything done by it in relation to
                                                       the Notes in, from or otherwise involving the United
                                                       Kingdom.

                                                       INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT

                                                       By:

                                                       Authorized Officer














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                             INTERNATIONAL BANK FOR
                         RECONSTRUCTION AND DEVELOPMENT

                                1818 H Street, NW
                             Washington, D.C. 20433

                                  GLOBAL AGENT
                              AND CALCULATION AGENT
                                 CITIBANK, N.A.
                                 P.O. Box 18055
                               5 Carmelite Street
                                 London EC4Y 0PA


                            LISTING AND SPECIAL AGENT
                                AND PAYING AGENT
                             BNP PARIBAS LUXEMBOURG
                               10A Boulevard Royal
                                L-2093 Luxembourg


                          LEGAL ADVISERS TO THE MANAGER
                               SULLIVAN & CROMWELL
                          1701 Pennsylvania Avenue N.W.
                              Washington D.C. 20006







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                                                                      EXHIBIT B
                         TERMS AGREEMENT NO. 2421 UNDER
                                  THE FACILITY


                                                          As of November 5, 2002


International Bank for Reconstruction
        and Development
1818 H Street, N.W.
Washington, D.C. 20433

     The undersigned agrees to purchase from you (the "Bank") the Bank's US$15,000,000 Callable Variable Interest Rate Range Notes due 2014 (the "Notes") described in the Pricing Supplement, dated as of the date hereof (the "Pricing Supplement") at 11:00 a.m. New York time on November 7, 2002 (the "Settlement Date") at an aggregate purchase price of US$15,000,000 (which is 100% of the aggregate principal amount of the Notes) on the terms set forth herein and in the Standard Provisions, amended and restated as of October 7, 1997, relating to the issuance of Notes by the Bank (the "Standard Provisions"), incorporated herein by reference. In so purchasing the Notes, the undersigned understands and agrees that it is not acting as an agent of the Bank in the sale of the Notes.

     When used herein and in the Standard Provisions as so incorporated, the term "Notes" refers to the Notes as defined herein. All other terms defined in the Prospectus, the Pricing Supplement relating to the Notes and the Standard Provisions shall have the same meaning when used herein.

     The Bank represents and warrants to us that the representations, warranties and agreements of the Bank set forth in Section 2 of the Standard Provisions (with the "Prospectus" revised to read the "Prospectus as amended and supplemented with respect to Notes at the date hereof") are true and correct on the date hereof.

     The obligation of the undersigned to purchase Notes hereunder is subject to the continued accuracy, on each date from the date hereof to and including the Settlement Date, of the Bank's representations and warranties contained in the Standard Provisions and to the Bank's performance and observance of all applicable covenants and agreements contained therein.

     Subject to Section 5(h) of the Standard Provisions, the Bank certifies to the undersigned that, as of the Settlement Date, (i) the representations and warranties of the Bank contained in the Standard Provisions are true and correct as though made at and as of the Settlement Date, (ii) the Bank has performed all of its obligations under this Terms Agreement required to be performed or satisfied on or prior to the Settlement Date, and (iii) the Prospectus contains all material information relating to the assets and liabilities, financial position, and profits and losses of the Bank, and nothing has happened or is expected to happen which would require the Prospectus to be supplemented or updated.


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1.       The Bank agrees that it will issue the Notes and the Dealer agrees to purchase the Notes at the purchase price specified above (being equal to the issue price of 100 percent).

2. The purchase price specified above will be paid on the Settlement Date by the Dealer (against delivery of the Notes to an account designated by the Dealer) to Citibank, N.A., London Branch as custodian for Cede & Co., nominee for the Depository Trust Company, for transfer in immediately available funds to an account designated by the Bank.

3. The Bank hereby appoints the undersigned as a Dealer under the Standard Provisions solely for the purpose of the issue of Notes to which this Terms Agreement pertains. The undersigned shall be vested, solely with respect to this issue of Notes, with all authority, rights and powers of a Dealer purchasing Notes as principal set out in the Standard Provisions, a copy of which it acknowledges it has received, and this Terms Agreement. The undersigned acknowledges having received copies of the documents listed in Exhibit A to the Standard Provisions which it has requested.

4. In consideration of the Bank appointing the undersigned as a Dealer solely with respect to this issue of Notes, the undersigned hereby undertakes for the benefit of the Bank that, in relation to this issue of Notes, it will perform and comply with all of the duties and obligations expressed to be assumed by a Dealer under the Standard Provisions.

5. The undersigned acknowledges that such appointment is limited to this particular issue of Notes and is not for any other issue of Notes of the Bank pursuant to the Standard Provisions and that such appointment will terminate upon issue of the relevant Notes, but without prejudice to any rights (including, without limitation, any indemnification rights), duties or obligations of the undersigned which have arisen prior to such termination.

         For purposes hereof, the notice details of the undersigned are as follows:

               Lehman Brothers Inc.
               745 Seventh Avenue
               New York, NY 10019
               Attention: Agency Callable Trading Desk
                          (copy to General Counsel at same address)
               Telephone: (212)526-8163
               Fax: 646-758-2197


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     All notices and other communications hereunder shall be in writing and shall be transmitted in accordance with Section 9 of the Standard Provisions.

     This Terms Agreement shall be governed by and construed in accordance with the laws of New York.

     This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts together shall constitute one and the same instrument.


                                            LEHMAN BROTHERS INC.

                                            By: _________________________
                                                Name:
                                                Title:

CONFIRMED AND ACCEPTED, as of the
date first written above:


INTERNATIONAL BANK FOR RECONSTRUCTION
AND DEVELOPMENT

By: ____________________________
    Name:
    Title: Authorized Officer




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